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ArvinMeritor Reports Third-Quarter Fiscal Year 2008 Results

Earnings Up $114 Million Year-Over-Year on
Diverse Product, Customer and Geographic Mix

TROY, Mich. (July 29, 2008) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its third quarter ended June 30, 2008.

Financial Highlights for Third-Quarter Fiscal Year 2008

•	Sales of $2.0 billion – approximately $340 million higher than the same period last year.

•	Net income was $44 million, or $0.60 per diluted share, compared to a net loss of $70 million, or $0.99 per diluted share, in the third quarter of fiscal year 2007.

•	Income from continuing operations, before special items, was $56 million, or $0.77 per diluted share, compared to $18 million, or $0.25 per diluted share, one year ago.

•	Cash flow from operations, net of capital expenditures, was $59 million compared to an outflow of $156 million in the same period last year.

•	Commercial Vehicle Systems (CVS) EBITDA margins increased by 1.2 percentage points, before special items, in the third quarter of fiscal year 2008 compared to the same period last year.

•	Light Vehicle Systems (LVS) sales, largely driven by overseas markets, increased by $34 million, a 6-percent increase over the same period last year (down five-percent on a constant currency basis).

         “ArvinMeritor’s favorable product, customer and geographic mix, combined with a dedicated focus across the company to implement and maintain cost reduction initiatives, drove strong results this quarter.” said Chairman, CEO and President Chip McClure. “I am pleased that the hard work and commitment of our global team is being reflected in our financial results.”

Results for the Third-Quarter Fiscal Year 2008

In the third quarter of fiscal year 2008, ArvinMeritor posted sales from continuing operations of $2.0 billion, up from $1.7 billion in the same period last year. Approximately one-half of this increase was due to stronger currencies outside the U.S. The remaining increase is comprised of higher medium and heavy duty truck production in Western Europe; favorable industry conditions in South America and Asia Pacific; a steady demand for the company’s light vehicle product mix in Europe; and increased specialty sales, including military products in North America and off-highway products in China.

EBITDA, before special items, was $121 million, up $36 million from the same period last year. This increase is primarily due to higher medium and heavy duty truck volumes in Europe and South America, and continued higher specialty and aftermarket sales.

On a GAAP basis, the company’s income from continuing operations was $51 million or $0.70 per diluted share, compared to a loss from continuing operations of $4 million or $0.06 per diluted share in the same period last year.

Income from continuing operations, before special items, was $56 million, or $0.77 per diluted share, compared to $18 million, or $0.25 per diluted share a year ago.

Earnings benefited from the favorable resolution of certain tax issues. These tax benefits were included in the company’s full-year guidance previously provided.

Free cash flow (cash flow from operations net of capital expenditures) was $59 million in the third quarter, increased from an outflow of $156 million in the same period last year. This increase is primarily due to stronger earnings this quarter as compared to the third fiscal quarter of 2007, in addition to the negative impact on cash flow in the third quarter of last year resulting from activities associated with discontinued operations.

Update on Plans to Spin-Off Light Vehicle Systems

On May 6, 2008, the company announced its intent to spin off its LVS business to ArvinMeritor shareholders, with the commercial vehicle business – consisting of truck, trailer, specialty products and the commercial vehicle aftermarket – remaining with ArvinMeritor. The new LVS business will be named Arvin Innovation. On May 28, Arvin Innovation filed the initial registration document (Form 10), and provided an update to the market via webcast. On July 28, the company filed its first amendment to the Form 10.

LVS achieved the third quarter milestones required in order to complete the spinoff, and is on track to achieve fourth quarter performance milestones. Information related to the spinoff is available on the company’s website at arvinmeritor.com.

Performance Plus “Wave 2”

         The company is currently launching Wave 2 of Performance Plus designed to drive idea generation and implementation with an emphasis on the company’s business in Europe. ArvinMeritor’s initial Performance Plus initiative, launched in December 2006, will fully achieve the company’s 2008 target of $75 million in savings net of material cost increases. ArvinMeritor is in the process of re-energizing and refreshing the internal resources dedicated to the program. This team will review processes, products and operations across the business to identify additional ways to:

•	Foster profitable growth

•	Reduce costs

•	Achieve operational excellence

•	Encourage innovation

         “Through Performance Plus, we are cultivating an environment of innovation and continuous improvement," said Jay Craig, chief financial officer, who played a key role in leading Performance Plus since its launch in 2006. “It is not a short-term solution – it’s more like a long-distance race with no finish line.” Wave 2 will add confidence to the company’s targeted goal of $75 million in savings for fiscal year 2009, in spite of unprecedented cost increases in raw materials.

Growth in Commercial Vehicle Aftermarket

         ArvinMeritor recently announced another strategic move to expand its commercial vehicle aftermarket business with the acquisition of Trucktechnic, a remanufacturer and distributor of commercial vehicle disc and air system components based in Liege, Belgium.

         Trucktechnic’s line of brake kits, components, and testing equipment expands and complements ArvinMeritor’s existing European aftermarket portfolio both in product breadth and market depth and will be key in supporting the company’s continued growth in that region. This acquisition follows the company’s purchase of Mascot Truck Parts in December 2007.

Since that time, the company announced a multi-million-dollar supply agreement to provide remanufactured transmissions and axle carriers to Navistar Parts, and has recently entered into agreements with PACCAR to support its Peterbilt and Kenworth dealer networks in Canada with the Mascot brand of remanufactured transmissions and axle carriers.

Outlook

The company’s calendar year 2008 forecast for light vehicle sales is in the range of 14.4 to 14.6 million vehicles in North America. ArvinMeritor’s forecast for Western Europe is 16.6 to 16.9 million vehicles, down from 17.1 in the prior forecast.

On a calendar year basis, the company anticipates North America Class 8 truck production to be in the range of 195,000 to 205,000 units; and heavy and medium truck volumes in Western Europe to be in the range of 550,000 to 560,000.

ArvinMeritor’s fiscal year 2008 forecast for North American Class 8 truck production is in the range of 185,000 to 195,000 units. The company’s fiscal year 2008 forecast for heavy and medium truck volumes in Western Europe is 565,000 to 575,000.

The company expects sales from continuing operations in fiscal year 2008 to be in the range of $7.1 billion to $7.3 billion.

The outlook for full-year EBITDA from continuing operations, before special items, is expected to be in the range of $400 million to $410 million for the fiscal year.

ArvinMeritor is reiterating its forecast for diluted earnings per share from continuing operations, before special items, to be at the top end of the previously forecasted range of $1.40 to $1.60. The company is raising its forecast for free cash flow for fiscal year 2008 to be in the range of negative $50 million to negative $100 million.

“We look forward to 2009 with optimism,” said McClure. “We have improved our results consistently through the first three quarters of fiscal year 2008 despite deterioration in the North American and European markets. Next year, we expect to benefit from Class 8 commercial vehicle production volumes in North America which are forecast to increase in the range of 20 to 40 percent.”

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. Headquartered in Troy, Mich., ArvinMeritor employs approximately 18,000 people in 24 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/. Editor’s Note: High-resolution photos can be downloaded from ArvinMeritor's Photo Library at http://www.arvinmeritor.com/media_room/photo_library.asp.

Forward-Looking Statements

         This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the planned spin-off of ArvinMeritor’s LVS business, including the timing and certainty of completion of the transition. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

         All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include EBITDA and EBITDA, before special items, and free cash flow. EBITDA is defined as income (loss) from continuing operations before income taxes, depreciation and amortization and loss of sale on receivables. EBITDA, before special items, is defined as EBITDA, plus or minus special items. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry. Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Third-Quarter Conference Call

ArvinMeritor will host a conference call and web cast to discuss the company’s third-quarter fiscal year 2008 financial results on Tuesday, July 29, 2008, at 8 a.m. (ET).

To participate, call (888) 686-9704 ten minutes prior to the start of the call. Please reference participant conference ID 8087740 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

A telephone replay of the call will be available from 11 a.m. on July 29 to 11:59 p.m. on Aug. 5, 2008, by calling (888) 203-1112 (within the United States) or (719) 457-0820 for international calls. Please refer to replay Passcode 8087740.

To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales	$2,003	$1,662	$5,447	$4,857
Cost of sales	(1,807)	(1,526)	(4,954)	(4,474)
GROSS MARGIN	196	136	493	383
Selling, general and administrative	(130)	(93)	(327)	(265)
Restructuring costs	(4)	(24)	(19)	(61)
Other income (expense)	—	—	(1)	12
OPERATING INCOME	62	19	146	69
Equity in earnings of affiliates	12	10	29	24
Interest expense, net	(19)	(27)	(66)	(88)
INCOME BEFORE INCOME TAXES	55	2	109	5
Benefit (provision) for income taxes	3	(1)	(21)	(2)
Minority interests	(7)	(5)	(14)	(10)
INCOME (LOSS) FROM CONTINUING OPERATIONS	51	(4)	74	(7)
LOSS FROM DISCONTINUED OPERATIONS	(7)	(66)	(22)	(150)
NET INCOME (LOSS)	44	(70)	52	(157)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.70	$(0.06)	$1.02	$(0.10)
Discontinued operations	(0.10)	(0.93)	(0.30)	(2.14)
Diluted earnings (loss) per share	$0.60	$(0.99)	$0.72	$(2.24)

Diluted average common shares outstanding	72.9	70.8	72.6	70.1

ARVINMERITOR, INC.

CONSOLIDATED BALANCE SHEET

(in millions)

	June 30,	September 30,
	2008	2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$432	$409
Receivables, trade and other, net	1,356	1,223
Inventories	638	541
Other current assets	242	216
Net property	771	738
Goodwill	525	520
Other assets	1,123	1,142
TOTAL ASSETS	$5,087	$4,789

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$224	$18
Accounts payable	1,347	1,342
Other current liabilities	662	719
Long-term debt	1,068	1,130
Retirement benefits	790	763
Other liabilities	238	209
Minority interests	78	65
Shareowners’ equity	680	543
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,087	$4,789

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION
(in millions)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales:
Commercial Vehicle Systems	$1,356	$1,049	$3,628	$3,170
Light Vehicle Systems	647	613	1,819	1,687
Total sales	$2,003	$1,662	$5,447	$4,857
EBITDA:
Commercial Vehicle Systems	$101	$63	$256	$186
Light Vehicle Systems	23	12	44	34
Total Segment EBITDA	124	75	300	220
Unallocated Corporate Costs	(13)	(7)	(18)	(8)
ET Corporate Allocations	—	(9)	—	(27)
Total EBITDA	111	59	282	185
Loss on Sale of Receivables	(6)	(3)	(15)	(6)
Depreciation and Amortization	(38)	(32)	(106)	(96)
Interest Expense, Net	(19)	(27)	(66)	(88)
Benefit (Provision) for Income Taxes	3	(1)	(21)	(2)
Income (Loss) From Continuing Operations	$51	$(4)	$74	$(7)

ARVINMERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Nine Months Ended June 30,
	2008	2007
	(Unaudited)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$74	$(7)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	106	96
Gain on divestitures	—	(2)
Adjustment to impairment reserves, net	—	(10)
Restructuring costs, net of payments	(7)	38
Loss on debt extinguishment	3	6
Pension and retiree medical expense	78	99
Other adjustments to income (loss) from continuing operations	(3)	6
Pension and retiree medical contributions	(62)	(182)
Proceeds from unwind of swap agreement	28	—
Changes in off-balance sheet receivable securitization and factoring	209	115
Changes in assets and liabilities	(403)	(231)
Cash flows provided by (used for) continuing operations	23	(72)
Cash flows used for discontinued operations	(17)	(118)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	6	(190)
INVESTING ACTIVITIES
Capital expenditures	(118)	(72)
Acquisitions of businesses and investments, net of cash acquired	(41)	(2)
Proceeds from disposition of property and businesses	9	11
Proceeds from investments and marketable securities	5	5
Net investing cash flows provided by discontinued operations	55	177
CASH PROVIDED BY (USED FOR) BY INVESTING ACTIVITIES	(90)	119
FINANCING ACTIVITIES
Borrowings on accounts receivable securitization program	118	49
Issuance of convertible notes	—	200
Repayment of notes	(5)	(249)
Borrowings on lines of credit and other, net	8	—
Net change in debt	121	—
Debt issuance and extinguishment costs	(6)	(10)
Proceeds from exercise of stock options	—	21
Cash dividends	(23)	(21)
Other financing activities	—	(1)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	92	(11)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	15	16
CHANGE IN CASH AND CASH EQUIVALENTS	23	(66)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	409	350
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$432	$284

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Q3 FY 08 Reported	Restructuring	Spin-Off Transaction Costs	Tax Impact	Q3 FY 08 Before Special Items
Sales	$2,003	$—	$—	$—	$2,003
Gross Margin	196	—	—	—	196
Operating Income	62	4	6	—	72
Income from Continuing Operations	51	3	4	(2)	56

Diluted Earnings (Loss) Per Share – Continuing Operations	0.70	0.04	0.06	(0.03)	0.77

Segment EBITDA:
Commercial Vehicle Systems	$101	—	—	—	$101
Light Vehicle Systems	23	3	—	—	26
Total Segment EBITDA	$124	3	—	—	$127

Segment EBITDA Margins
Commercial Vehicle Systems	7.4%				7.4%
Light Vehicle Systems	3.6%				4.0%
Total Segment EBITDA Margins	6.2%				6.3%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(in millions, except per share amounts)
(unaudited)

	Q3 FY 07 Reported	Product Disruptions	Restructuring	Tax Impact	Q3 FY 07 Before Special Items
Sales	$1,662	$—	$—	$—	$1,662
Gross Margin	136	2	—	—	138
Operating Income	19	2	24	—	45
Income from Continuing Operations	(4)	1	15	6	18

Diluted Earnings (Loss) Per Share – Continuing Operations	(0.06)	0.02	0.21	0.08	0.25

Segment EBITDA:
Commercial Vehicle Systems	$63	—	2	—	$65
Light Vehicle Systems	12	2	17	—	31
Total Segment EBITDA	$75	2	19	—	$96

Segment EBITDA Margins
Commercial Vehicle Systems	6.0%				6.2%
Light Vehicle Systems	2.0%				4.9%
Total Segment EBITDA Margins	4.5%				5.8%

(1)     LVS margins before special items are adjusted to reflect the impact of reduced volumes in our Brussels operation.

ARVINMERITOR, INC.

EBITDA Before Special Items Reconciliation
Non-GAAP

(Unaudited, in millions)

	Quarter Ended June 30,
	2008	2007
Total EBITDA - Before Special Items	$121	$85
Restructuring Costs	(4)	(24)
Spin-Off Transaction Costs	(6)	—
Product Disruptions	—	(2)
Loss on Sale of Receivables	(6)	(3)
Depreciation and Amortization	(38)	(32)
Interest Expense, Net	(19)	(27)
Benefit (Provision) for Income Taxes	3	(1)
Income (Loss) From Continuing Operations	$51	$(4)

ARVINMERITOR, INC.

FREE CASH FLOW - RECONCILIATION
Non-GAAP

(Unaudited, in millions)

	Quarter Ended June 30,
	2008	2007
Cash provided by (used for) operating activities	$114	$(127)
Less: Capital expenditures	(55)	(29)
Free cash flow	$59	$(156)

(1)     Includes capital expenditures of discontinued operations of $5 million in the prior year.